Exhibit 10.63

MASTER AMENDMENT

This Master Amendment (the “Amendment”), dated as of December 30, 2009, and effective upon the Merger (as defined below) is among Investors Community Bank (“Bank”), Tower Tech Systems Inc., a Wisconsin corporation (“Borrower”), and Broadwind Energy, Inc., a Delaware corporation (“Guarantor”).

RECITALS

A.            Contemporaneously with the effectiveness of this Amendment, Borrower is merging with R. B. A. Inc., a Wisconsin corporation (“RBA”), pursuant to the Articles of Merger of RBA with and into Borrower (the “Merger”).

B.            Pursuant to the Merger, Borrower is the surviving corporation.

C.            Bank previously loaned $2,048,533.80 to RBA as evidenced by (i) a Commercial Promissory Note in favor of Bank in the amount of $420,533.80 and a Commercial Loan Agreement, each dated April 7, 2008 (collectively, as amended and as may be further amended, restated or modified from time to time, “Note 903”),  (ii) a Commercial Promissory Note in favor of Bank in the amount of $928,000 and a Commercial Loan Agreement, each dated April 7, 2008 (collectively, as amended and as may be further amended, restated or modified from time to time, “Note 904”) and (iii) a Commercial Promissory Note in favor of Bank in the amount of $700,000 and a Commercial Loan Agreement, each dated April 7, 2008, as amended by a Commercial Debt Modification Agreement dated July 31, 2008 (collectively, as amended and as may be further amended, restated or modified from time to time, “Note 905,” and together with the Note 903 and Note 904, as amended by the Agreement Governing Extensions of Credit dated April 7, 2008, the Agreement Governing Extensions of Credit dated March 13, 2009, and the Agreement Governing Extensions of Credit dated April 22, 2009, the “RBA Notes”), with each RBA Note being guarantied by Guarantor and, prior to the Merger, by Borrower.

D.            At or prior to the effectiveness of this Amendment, RBA has paid in full all obligations owing by RBA under that certain Commercial Promissory Note in favor of Bank in the amount of $1,732,000 and Commercial Loan Agreement, each dated April 7, 2008, as amended by a Commercial Debt Modification Agreement dated March 13, 2009 (collectively, “Note 902”).

E.             As a result of the Merger, Borrower succeeds to all of the obligations of RBA, including but not limited to, those evidenced by the RBA Notes and the RBA Documents (as defined below).

F.             In connection with the Merger, Bank agrees to terminate and release Borrower and Guarantor from its obligations under the Terminating Security Documents (as defined below).

G.            Bank previously committed to loan up to $5,500,000 to Borrower as evidenced by a Commercial Promissory Note in favor of Bank in the amount of $5,500,000 and a Commercial Loan Agreement, each dated March 21, 2008, as amended by a Commercial Debt Modification Agreement dated September 22, 2008, a Commercial Debt Modification Agreement dated

October 15, 2008, a Commercial Debt Modification Agreement dated October 22, 2008, a Commercial Debt Modification Agreement dated March 13, 2009, and the Agreement Governing Extensions of Credit dated March 13, 2009 between Bank and Borrower (collectively, as amended and as may be further amended, restated or modified from time to time, the “LOC Note”), which is guarantied by Guarantor and, prior to the Merger, was guaranteed by RBA.

H.            Borrower has requested that the maximum principal commitment of Bank under the LOC Note to be increased to $6,500,000.

I.              Borrower and Bank wish to amend the Loan Documents (as herein defined) in accordance with the terms and conditions contained herein.

AGREEMENT

1.             Recitals.  The representations, determinations and statements contained in the Recitals set forth above are true and correct in all material respects and form a part of this Amendment.

2.             Definitions.  For purposes of this Amendment, the following terms shall have the following meanings:

“Account Debtors” mean persons who are obligated on Accounts Receivable.

“Accounts Receivable” means all of the following:

(i)            Accounts and Other Rights of Payment.  All rights Borrower has now or in the future to payments including, but not limited to, payment for goods and other property sold or leased for services rendered.  This includes any rights or interests (including all guaranties, standby letters of credit, liens and security interests) which Borrower may have by law or agreement against any Account Debtor.

(ii)           Chattel Paper.  All rights Borrower has now or in the future to payments arising out of a writing or a writings which evidence both a monetary obligation and a security interest in or a lease of specific goods.  This includes any rights and interests (including all liens and security interests) which Borrower may have by law or agreement against any Account Debtor.

(iii)          General Intangibles.  All general intangibles including, but not limited to, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use Borrower’s name.

(iv)          Proceeds.  All proceeds from the disposition or collection of Accounts Receivable.

“Borrowing Base” means the sum of (i) fifty percent (50%) of the gross value of Borrower’s Eligible Inventory, plus (ii) twenty percent (20%) of the sum of (a) Borrower’s total fixed assets, minus (b) all Bank term debt (including without limitation, all obligations owing under the RBA Notes), minus (c) the value of the real estate owned by Borrower located in Abilene, Texas, minus (d) the value of the real estate owned by Borrower located in Brandon, South Dakota, minus (e) the value of all Borrower’s capital leases, plus (iii) fifty percent (50%) of Borrower’s Eligible Accounts Receivable, less (iv) such reserves as Bank, in its sole discretion, deems necessary or appropriate.  Bank’s calculation of the Borrowing Base will be the final determination of the Borrowing Base when Bank’s calculation of the Borrowing Base differs from Borrower’s.

“Continuing Security Documents” means all documents securing any Obligation, including but not limited to:

(i)            Mortgage executed by RBA encumbering the property located in Waupaca County and more particularly described therein dated March 21, 2008 and recorded with the Register of Deeds for Waupaca County on March 28, 2008 as Document No. 751378 (the “Mortgage”), as amended by a First Amendment to Mortgage dated the date hereof executed by Borrower;

(ii)           Commercial Security Agreements executed by Borrower in favor of Bank dated July 13, 2005 and October 4, 2007;

(iii)          Two Commercial Security Agreements executed by RBA in favor of Bank, each dated October 4, 2007 (the “RBA Security Agreements”);

(iv)          Guaranty of Guarantor for all obligations of Borrower in favor of Bank dated October 22, 2008 (the “Continuing Guarantor/Borrower Guaranty”); and

(v)           All other mortgages, real estate security agreements, security agreements, collateral pledges and other security documents executed by one or more of Borrower or Guarantor in favor of Bank and related to the Obligations, other than the Terminating Security Documents or other intangibles.

“Debt Service Coverage Ratio” means for any period the ratio of (i) the sum of Borrower’s net profit before taxes, plus depreciation, plus amortization, plus the impairment of goodwill, trade name or customer lists, plus interest expense, to (ii) the sum of Borrower’s required principal payments, plus interest expense, plus capital lease payments.

“Eligible Accounts Receivable” means all of Borrower’s Accounts Receivable that are based on goods shipped or services rendered by Borrower and that are and continue to be acceptable to Bank in all respects.  Criteria for determining eligibility may be revised by Bank at any time.  Without limitation, Eligible Accounts Receivable exclude all of the following Accounts Receivable: the entire balance of any Accounts Receivable that has been due and owing for more than 90 days from the invoice date; all of the remaining Accounts Receivable owned by an Account Debtor when this Account Debtor has been due and owing for more than 90 days from the invoice date on one account; and those Accounts Receivable which Bank in Bank’s sole discretion disqualifies as an Eligible Account.

“Eligible Inventory” means all of Borrower’s Inventory that is either a finished good or raw material and continues to be acceptable to Bank in all respects.  Criteria for eligibility may be revised by Bank at any time.  Without limitation, Eligible Inventory excludes all of the following Inventory:  all Inventory that Borrower does not own or that is subject to a competing claim, lien or encumbrance; and Inventory which Bank in Bank’s sole discretion disqualifies as Eligible Inventory.  The “gross value” of Eligible Inventory is the lesser of such Eligible Inventory’s cost as determined using generally accepted accounting principles or the fair market value as determined by Bank in its sole discretion.

“Inventory” means all inventory which Borrower holds for ultimate sale or lease, or which has been or will be supplied under contracts of service, or which are raw materials, work in process, or materials used or consumed in Borrower’s business.

“Loan Documents” means this Amendment, the RBA Notes, the LOC Note, the Continuing Security Documents and all other documents evidencing, securing or relating to the obligations of Borrower to Bank, other than the Terminating Security Documents.

“Obligations” means all amounts owing to Bank by Borrower or Guarantor, including but not limited to amounts owing under the RBA Notes and the LOC Note and any of the other Loan Documents.

“Tangible Net Worth” means the total net worth of Borrower less the sum of goodwill and other intangible assets.

“Terminating Security Documents” include the following documents:

(i)            Commercial Security Agreements executed by Borrower in favor of Bank dated August 31, 2007, April 17, 2008 and June 25, 2008;

(ii)           Guaranties of RBA for all obligations of Borrower in favor of Bank dated October 4, 2007, March 21, 2008 and October 22, 2008;

(iii)          Guaranties of Borrower for all obligations of RBA in favor of Bank dated October 4, 2007, April 7, 2008 and October 22, 2008;

(iv)          Guaranties of Guarantor for all obligations of Borrower in favor of Bank dated October 4, 2007, March 21, 2008 and April 7, 2008; and

(v)           Guaranties of Guarantor for all obligations of RBA in favor of Bank dated October 4, 2007, April 7, 2008 and October 22, 2008.

3.             LOC Note.  Notwithstanding anything contained in the LOC Note or the Loan Documents to the contrary, as of the date of this Amendment, the maximum principal amount of the LOC Note is hereby amended to be the lesser of the Borrowing Base or $6,500,000.  In addition to other required payments, Borrower shall pay Bank, in reduction of the Obligations owing to Bank, pursuant to the LOC Note at any time, such sums as may be necessary from time to time to maintain the Borrowing Base and to comply with the foregoing advance limits.  The

Borrowing Base is stated only for the purpose of advances under the LOC Note and not for valuation of the Collateral.

4.             New Covenants.  Borrower covenants that it will, while any credit is available to Borrower hereunder and while any part of the Obligations remain unpaid:

(a)           Debt Service Coverage Ratio.  Maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.0 at all times.  Compliance with this covenant shall be measured at the end of each fiscal quarter of Borrower and be based on the trailing twelve month period of Borrower, commencing December 31, 2009.

(b)           Minimum Tangible Net Worth.  Maintain a Tangible Net Worth of no less than $5,500,000 as of December 31, 2009 and no less than $5,000,000 as of January 31, 2010 and February 28, 2010.

(c)           Banking Relationship.  Establish and maintain with Bank Borrower’s primary banking depository and disbursement relationship.

(d)           Loans from Affiliates.  Not permit the outstanding balance of the loans that Borrower has borrowed from its affiliates to be less than $44,000,000 at any time.

(e)           Borrowing Base.  As often as requested by Bank, but at least monthly, a report in the form required by Bank reflecting the Borrowing Base as of the end of the fifth business day following Bank’s request or the end of the month, as applicable, together with such related information as Bank may request, certified by an authorized signatory of Borrower.

(f)            Debt.  Not incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (i) indebtedness reflected in the latest financial statement of Borrower furnished to Bank prior to execution of this Amendment and (ii) indebtedness incurred with Bank’s prior written approval.

(g)           Tax Returns.  Furnish to Bank within 90 days of the end of each fiscal year, a copy of Borrower’s tax returns and related schedules for such fiscal year.

(h)           Interim Financial Statements.  Furnish to Bank within 15 business days after the end of each month, financial statements, including a balance sheet and related statements of income, retained earnings, and cash flows for each such month prepared by Borrower, in each case in reasonable detail and certified as true, correct and complete by an authorized signatory of Borrower.

(i)            Financial Statements.  Furnish to Bank within 90 days after the end of each year, a consolidated balance sheet of Borrower as of the close of such year and related consolidated statements of earnings, retained earnings and statements of cash flows for such year, each with comparative figures for the preceding fiscal year and each in consolidating form, all in reasonable detail satisfactory to Bank, prepared in accordance with generally accepted accounting principles consistently applied, certified as true, correct and complete by an authorized signatory of Borrower.

(j)            Collateral Account.  Establish and maintain a demand deposit account (the “Collateral Account” and will immediately deposit all payments from Account Debtors (the “Funds”) in payment and as security for the Obligations.  Borrower will continue to deposit these Funds in this Collateral Account until Bank informs Borrower in writing that this is no longer necessary to do so.  Borrower may withdraw from this Collateral Account only upon Bank’s prior written consent.  Borrower will execute any documents that are necessary to establish and maintain the Collateral Account and Bank’s control over it.  The Funds will be deposited in the form received.  Pending deposit, Borrower agrees that Borrower will not comingle the Funds with any of Borrower’s other property.  Bank has the right at any time, without notice, to withdraw Funds from the Collateral Account and apply those Funds to the Obligations or release any of the Funds in this Collateral Account to Borrower.

5.             Acknowledgment.  Borrower hereby acknowledges that Borrower is the successor by merger to RBA’s interest in the RBA Notes, the RBA Security Agreements, the Mortgage and all related Loan Documents executed by RBA (collectively, the “RBA Documents”), and is bound by, subject to and shall perform as if it was the original party (debtor) thereto, all of RBA’s rights and obligations under the RBA Documents.

6.             Bank Consent.  Bank consents to the Merger of RBA into Borrower.

7.             Guarantor Consent; Reaffirmation.  Guarantor hereby (i) consents to the Merger of RBA into Borrower; (ii) acknowledges and consents to the terms of this Amendment; (iii) ratifies and affirms its obligations under the Continuing Guarantor/Borrower Guaranty and any other agreements, documents and instruments securing or otherwise relating thereto (collectively, the “Guarantor Documents”); and (iv) acknowledges further that the Guarantor Documents (a) guarantee payment of all obligations to Bank of Borrower, including but not limited to the Obligations, all other obligations evidenced by the RBA Documents and all other RBA obligations to Bank assumed by Borrower pursuant to the Merger, (b) agree that all references, if any, in the Guarantor Documents to the indebtedness guaranteed by Guarantor, including but not limited to the term Indebtedness (as defined in the Guaranty dated October 22, 2008), are modified to also include all of the Obligations, all other obligations evidenced by the RBA Documents and all other RBA obligations to Bank assumed by Borrower pursuant to the Merger, (c) continue in full force and effect, remaining unchanged, except as specifically modified hereby, and (d) are valid, binding and enforceable in accordance with their respective terms.

8.             Security Documents; Cross Collateralization.  Borrower reaffirms each Continuing Security Document to which Borrower, whether directly or as successor to RBA, is a party and agrees that each Security Document to which Borrower, whether directly or as successor to RBA, is a party secures each of the RBA Notes, the LOC Note, all other Loan Documents and all Obligations.  Notwithstanding anything to the contrary contained in any Loan Document, in the event of a default under the Loan Documents, Bank may apply the proceeds of any collateral securing the Obligations in such manner as determined by Bank in its sole discretion.

9.             Cross Default.  Any default under any Loan Document shall be a default under all Loan Documents.

10.           Loan Documents Remain in Effect.  Borrower and Guarantor each acknowledge that each such party’s obligations under the Loan Documents exist and are enforceable in accordance with their terms.  Without limitation, each of Borrower and Guarantor hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Bank under each Loan Document, (ii) agrees and acknowledges that, except as previously disclosed to Bank in writing, the liens and security interests in favor of Bank under each Loan Document constitute valid, binding, enforceable and perfected first priority liens and security interests, and (iii) agrees and acknowledges that the Obligations constitute legal, valid and binding obligations of Borrower and Guarantor, as applicable, and that (x) no offsets, defenses or counterclaims to the Obligations or any other causes of action with respect to the Obligations or the Loan Documents exist and (y) no portion of the Obligations is subject to avoidance, disallowance, reduction or subordination.

11.           Terminating Security Documents.  Bank acknowledges that the Terminating Security Documents are superseded or terminated in connection with the effectiveness of this Amendment and that all references to the Terminating Security Documents in any of the Loan Documents are deleted from all such documents and rendered of no ongoing force or effect as of the effectiveness of this Amendment.  Bank further acknowledges that the Continuing Security Documents are sufficient to secure the obligations of Borrower to Bank under the RBA Notes and the LOC Note.

12.           Conditions Precedent.  The terms of this Amendment shall not be effective until Bank shall have received:

(a)          Payment in full of all obligations owing by RBA under Note 902;

(b)         A fully executed Amendment;

(c)          A fully executed First Amendment to the Mortgage, in form and substance satisfactory to Bank;

(d)         A title report from a title company acceptable to Bank insuring the First Amendment to the Mortgage, in form and substance satisfactory to Bank with all applicable endorsements deemed necessary by Bank in its sole discretion; and

(e)          Evidence satisfactory to Bank that Borrower authorized the execution of this Amendment and First Amendment to the Mortgage.

13.           Amendment.  This Amendment may not be amended without the prior written consent of each of the parties hereto.

14.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin without giving effect to applicable principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

15.           Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.           Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.           Assignment.  All agreements of the parties hereto shall bind each of their respective successors and assigns.

18.           Entire Agreement.  This Amendment expresses all agreements between the parties concerning the subject matter hereof and supersedes all previous understandings relating thereto, whether oral or written.

*              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

INVESTORS COMMUNITY BANK		TOWER TECH SYSTEMS INC.,
successor by merger to R. B. A. Inc.

By:	/s/ Robert P. Boerger	By:	/s/ Michael L. Salott
Name:	Robert P. Boerger	Name:	Michael L. Salott
Its:	Senior Commercial Lender	Its:	Group Controller & Treasurer

BROADWIND ENERGY, INC.

		By:	/s/ J. Cameron Drecoll
		Name:	J. Cameron Drecoll
		Its:	Chief Executive Officer